Exhibit 10.39

Summary of Executive Compensation

Current Executive Officers	Annual Base Salary		Bonus Plan Compensation (aggregated basis)	Other Annual Compensation
Robert H. Bucher Chief Executive Officer	$340,000		(1)	$908 group term life insurance excess premiums

Matthew Murphy Vice President, Robotics Group	$268,800		(1)	Automobile allowance of $1,008 $677 group term life insurance excess premiums

John Dulchinos Vice President, Emerging Markets	$175,561		(1)	Housing allowance of $32,583 $279 group term life insurance excess premiums

Gordon Deans, Vice President, Business Development and General Manager - Canada	$201,249	(2)	(1)	$1,624 health, life and disability insurance coverage (3)

Steven L. Moore Chief Financial Officer (4)	$220,000		(1)	Group term life insurance excess premiums less than $1,500

(1)	All non-sales executive officers may earn up to 45% of base salary in cash bonus payments, as determined pursuant to Adept’s 2006 Executive Bonus Plan, upon attainment of certain corporate targets specified therein. Sales executives are not eligible for cash bonuses under the 2006 Executive Bonus Plan but do receive commission payments based on individual performance against specific revenue targets. This discussion does not include any option grant compensation.

(2)	Represents amounts in U.S. dollars, as calculated from salary payments of CAN$234,000, based upon an average exchange rate of $0.86004 per Canadian dollar.

(3)	Represents amounts in U.S. dollars, as calculated from payments made on Mr. Deans’ behalf of CAN$1,888, based upon an average exchange rate of $0.86004 per Canadian dollar.

(4)	Mr. Moore joined Adept in June 2006 during the last month of the Company’s fiscal year 2006.